ENERGY CONVERSION DEVICES REPORTS THIRD QUARTER 2007 RESULTS

•	Implementation of restructuring plan progressing smoothly to cut costs, focus on profitability, commercialization and marketing of products
•	Company broadens initiatives to drive top-line growth

Rochester Hills, Mich., May 8, 2007 – Energy Conversion Devices, Inc. (NASDAQ: ENER) (ECD) today reported results for the third quarter ended March 31, 2007. The company reported a net loss of $6.9 million (or $0.17 per share) on revenues of $27.4 million in the third quarter of fiscal 2007, compared to a net loss of $5.6 million (or $0.17 per share) on revenues of $27.0 million in the third quarter of fiscal 2006. The company also reported a net loss of $12.1 million (or $0.31 per share) on revenues of $77.6 million for the nine months ended March 31, 2007, as compared to a net loss of $17.8 million (or $0.59 per share) on revenues of $74.5 million for the nine months ended March 31, 2006. The third quarter of 2007 reflects an increase in interest income of $2.2 million compared to the same period in the prior year and a year-over-year increase in weighted average number of shares outstanding from 32,598,000 to 39,517,000.

“Our thin-film lightweight photovoltaic product is the best solution for building-integrated photovoltaics, the fastest growing segment of the solar market,” said Chairman and CEO Robert C. Stempel. “We are steadily building marketing and sales activities to align with our capacity expansion as part of our overall commitment to this rapidly growing opportunity.”

“We recently embarked on a comprehensive restructuring plan to move ECD toward sustainable profitability and shift the emphasis of the company’s operating strategy from research and development to commercialization and marketing,” said James R. Metzger, Interim President and Chief Operating Officer. “The restructuring plan is proceeding as planned, and the organization is committed to taking the steps necessary to evolve ECD into a profitable enterprise.”

Mr. Metzger noted that the restructuring has redefined the company’s structure into two operating segments—the United Solar Ovonic and Ovonic Materials segments—and updated the three key areas of the restructured organization:

United Solar Ovonic

“Our strategy at United Solar Ovonic has been to align with strategic customers in the building-integrated photovoltaic segment,” said Mr. Metzger. “We’ve developed key relationships with industry leaders like Solar Integrated Technologies, Inc., Constellation Energy, Alwitra and Unimetal, who have been and will continue to be significant customers. We’re now significantly enhancing our marketing and sales activities in order to accelerate our revenue growth and gain market share.” Mr. Metzger highlighted the following key marketing and sales initiatives being implemented by the company:

- more -

•

Increase Marketing and Sales Staff – The company is increasing its sales and marketing staff, which is expected to double during fiscal year 2008. This staff will be located primarily in the fastest-growing markets in Europe and the United States, primarily California.

•

Increase Sales with Existing Customers and Add New Customers – The company has developed strategic relationships with systems and building integrators throughout the world, who actively market and sell the company’s photovoltaic products as part of a complete roofing system. The company’s existing strategic customers are increasing their penetration, and the company continues to add new strategic customers, who are in the process of ramping up their sales and marketing of Uni-Solar products.

•

Enhance Focus on Large and Rapidly Expanding Markets – Germany continues to be the world’s largest solar market, but there are significant opportunities in other countries, such as Spain, Italy and Greece, which are actively developing solar markets. Italy, for example, recently adopted an aggressive incentive plan to spur solar adoption in that country, with building-integrated photovoltaic solutions eligible to receive the highest incentive levels. The company is adding new strategic customer alliances in Italy and adding sales staff in Italy to address these new and growing opportunities.

•

Add New Products to the Portfolio for New Markets – The company will soon be introducing innovative, more competitive products and solutions for non-building- integrated applications, residential and ground-mounted installations that will provide additional growth opportunities.

“We are excited about our marketing and sales activities, yet we know that top-line growth is only part of the equation for the success of our United Solar Ovonic business,” said Mr. Metzger. “Importantly, we are focusing on our entire cost structure, particularly product costs and capital equipment costs, to drive our overall United Solar Ovonic performance toward enhanced profitability.” In that regard, during the quarter the company was selected for negotiation to receive approximately $19 million of funding under an innovative, new U.S. Department of Energy program, the Solar America Initiative, and was awarded a contract for approximately $9 million from the U.S. Air Force Research laboratory. The company will use this funding to offset internal research and development costs and increase the efficiency of photovoltaic products and manufacturing processes in order to reduce overall system costs.

Ovonic Materials

“Our recent restructuring actions are refocusing our R&D in the Ovonic Materials segment on near-term commercial opportunities,” said Mr. Metzger. “We expect these activities to be substantially funded by our growing revenue base in this segment, such as our NiMH battery royalties and government and commercial contracts. In all, this segment is and will be an increasingly important positive contributor to cash flow and profits.”

OUM and Other Opportunities

The company noted that there have been a number of recent announcements regarding near-term production of Ovonic Universal Memory technology, which is being commercialized through the company’s Ovonyx joint venture. Intel and Samsung, for example, have announced sampling programs that will lead to production in late calendar 2007 or early 2008. “Royalties from Ovonyx have been modest in the pre-commercialization stage and we are excited about the building momentum and expect the growth to result in increased royalties without additional cost to us,” said Mr. Metzger.

- more -

The company also noted that it is continuing to focus on reducing its cost structure and right-sizing its administrative structure as part of Phase II of its announced restructuring plan.

Financial Summary

Gross margin as a percentage of United Solar Ovonic’s product sales decreased as expected to 17.1% and 19% for the three- and nine-month periods, respectively, compared to 23.7% and 21.6%, respectively, for the comparable 2006 periods. This decrease primarily reflects the expected impact of production ramp-up at our Auburn Hills 2 facility. Gross margins for the remainder of 2007 and for fiscal 2008 will likewise be impacted as the company continues to bring new production capacity on stream.

The company’s loss from operations for the quarter totaled $11.0 million, compared with $7.5 million for the same period in fiscal 2006. Two primary factors account for the increased operating loss: 1) the expected ramp-up of our new Auburn Hills 2 facility and 2) an anticipated increase in pre-production costs related to our expansion in Greenville, Michigan, and Tijuana, Mexico. As a result, United Solar Ovonic’s income from operations totaled $585,000 for the quarter, compared to $2.6 million for the same period in fiscal 2006. In addition, 2006 included one-time royalties of approximately $965,000, which did not recur in 2007.

Sanjeev Kumar, Vice President and Chief Financial Officer, said, “As expected, the ramp-up of production at the Greenville and Tijuana facilities is affecting our margins. These facilities, of course, will play a crucial role in supporting our ongoing growth initiatives. Combined with our R&D efforts to increase the efficiency of our photovoltaic products and manufacturing processes and the recently announced restructuring plan, these initiatives will speed our move toward sustainable profitability. We are moving forward rapidly with our restructuring efforts, and we are confident that the savings we announced will be achieved by the end of fiscal year 2008.

“At the end of the quarter, the company’s cash and short-term investments were $271.9 million. Inventories rose to $38.0 million, a $16.5 million increase in the nine months ended March 31, 2007 compared to a $3.1 million increase in the nine months ended March 31, 2006. The building-integrated photovoltaics segment, the primary market which United Solar Ovonic addresses, has extended sales cycles, which we have been balancing with our capacity expansion program. This will sometimes, as in this quarter, result in an inventory build up,” he noted.

Looking Ahead

The company expects that its consolidated fourth quarter revenues will be between $33 million and $37 million, and United Solar Ovonic product sales will be between $28 million and $32 million. In addition to the previously disclosed restructuring charges ($3-6 million), the company expects to incur in the fourth quarter $2-3 million of pre-production costs associated with the new manufacturing facilities in Greenville, Michigan.

Mr. Stempel noted, “The photovoltaic market continues its robust growth, and we are taking the steps necessary to responsibly grow our business to maximize this opportunity. We effectively doubled our capacity this past year and are looking to double it again in the next year. Now, we are aggressively expanding our photovoltaic marketing and sales efforts to better align with our expansion. We expect that our efforts will begin achieving results in the fourth quarter of fiscal 2007 and into next year.

- more -

“Our Cobasys joint venture is a global leader in the hybrid electric vehicle market,” Mr. Stempel continued. “Cobasys continues to win new business, and we are continuing to explore strategic alternatives to ensure its success in the hybrid electric vehicle market, and our Ovonyx joint venture is seeing an acceleration in the commercialization of products based on OUM technology.”

The company noted that its succession planning activities are continuing.

Conference Call Information

ECD will hold a conference call today, Tuesday, May 8, 2007, at 5:00 p.m. (EDT) to discuss operating results for the three months and nine months ended March 31, 2007. To access the conference call, please call (877) 858-2512 or (706) 634-1291. A live webcast of the call will be available online at http://www.ovonic.com/investor or through the company's website at www.ovonic.com. A replay of the call will be available approximately one hour after the conclusion of the call through close of business on Friday, May 11, 2007, at (800) 642-1687 or (706) 645-9291. Callers should use conference ID 8070452 to access the conference call and the replay.

About Energy Conversion Devices

Energy Conversion Devices is the leader in the synthesis of new materials and the development of advanced production technology and innovative alternative energy products and solutions. The company's portfolio of alternative energy solutions and proprietary information processing technologies features the latest advances in solar electric power generation, NiMH batteries, and fuel cell, solid hydride storage and phase-change memory technologies. ECD designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD holds the basic patents in its fields. More information on the Company is available at www.ovonic.com.

###

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, could impact any forward-looking statements contained in this release.

Contacts:

Sanjeev Kumar, Vice President and CFO

Ghazaleh Koefod, Investor Relations

Energy Conversion Devices, Inc.

248.293.0440

- more -

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
	(in thousands, except per-share amounts)
Revenues
Product Sales	$23,206	$21,401	$64,731	$62,349
Royalties	769	1,704	2,397	3,218
Revenue from Product Development Agreements	2,887	3,267	8,750	7,448
Revenue from License Agreements	238	288	734	784
Other	329	297	947	691
Total Revenue	27,429	26,957	77,559	74,490
Expenses	38,409	34,411	103,758	95,790
Loss from Operations	(10,980)	(7,454)	(26,199)	(21,300)
Other Income (Expense)
Interest Income	4,141	1,933	14,375	3,530
Interest Expense	—	—	—	(197)
Equity Loss in Joint Ventures	—	(105)	—	(150)
Other Nonoperating Income (Expense)	(32)	—	(262)	(24)
Total Other Income	4,109	1,828	14,113	3,159
Net Loss from Continuing Operations	(6,871)	(5,626)	(12,086)	(18,141)
DISCONTINUED OPERATIONS (including gain on disposition of discontinued operations of $739,602)	—	—	—	314
Net Loss	$(6,871)	$(5,626)	$(12,086)	$(17,827)
Basic Net Loss Per Share
Continuing Operations	$(.17)	$(.17)	$(.31)	$(.60)
Discontinued Operations	—	—	—	.01
Basic Net Loss Per Share	$(.17)	$(.17)	$(.31)	$(.59)
Diluted Net Loss Per Share
Continuing Operations	$(.17)	$(.17)	$(.31)	$(.60)
Discontinued Operations	—	—	—	.01
Diluted Net Loss Per Share	$(.17)	$(.17)	$(.31)	$(.59)

- more -

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2007	June 30, 2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$53,804	$164,962
Short-term investments	218,117	239,505
Accounts receivable (net)	25,467	27,885
Inventories	38,044	21,527
Property, plant and equipment (net)	269,584	138,231
Other	7,672	4,232
TOTAL ASSETS	$612,688	$596,342
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$45,622	$26,339
Long-term liabilities	31,640	32,982
Total Liabilities	77,262	59,321
Stockholders’ equity	535,426	537,021
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$612,688	$596,342

- more -

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS

(In Thousands)

	Nine Months Ended March 31,
	2007	2006
	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(12,086)	$(17,827)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,258	5,734
Bad debt expense	(55)	261
Amortization of premium (discount) on investments	(146)	(3)
Stock and stock options issued for services rendered	1,455	1,970
Other	(745)	(1,871)
Changes in working capital	1,987	(5,294)
NET CASH USED IN OPERATING ACTIVITIES	(1,332)	(17,030)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment (including construction in progress) (net)	(139,420)	(40,032)
Purchase (proceeds from sale) of investments	21,504	(93,277)
Investment in Ovonyx	(200)	(150)
NET CASH USED IN INVESTING ACTIVITIES	(118,116)	(133,459)
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,308	348,175
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(18)	(147)
NET CASH FLOW	(111,158)	197,539
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	164,962	84,295
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$53,804	$281,834

- more -

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

SEGMENT REVENUE AND OPERATING INCOME/(LOSS)

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2007		2006		2007	2006
	Revenues				Income (Loss) from Operations
United Solar Ovonic	$23,841		$23,059		$585	$2,552
Ovonic Battery(1)	2,210		1,811		(1,584)	(891)
Energy Conversion Devices	46,551	(2)	14,311	(2)	(9,464)	(9,193)
Consolidating Entries	(45,173)		(12,224)		(517)	78
Consolidated	$27,429		$26,957		$(10,980)	$(7,454)

(1)	Excludes discontinued operations.
(2)

Principally the sales ($44,962,000 and $11,909,000 for the three months ended March 31, 2007 and 2006, respectively) by ECD to United Solar Ovonic of the solar PV module machinery and equipment which is eliminated in consolidation. The ECD revenues, excluding primarily the aforementioned sales to United Solar Ovonic, were $1,411,000 and $2,131,000 for the three months ended March 31, 2007 and 2006, respectively.

	Nine Months Ended March 31,
	2007		2006		2007	2006
	Revenues				Income (Loss) from Operations
United Solar Ovonic	$66,895		$64,069		$3,205	$5,989
Ovonic Battery(1)	6,691		6,358		(3,203)	(3,659)
Energy Conversion Devices	91,845	(2)	41,018	(2)	(24,617)	(23,391)
Consolidating Entries	(87,872)		(36,955)		(1,584)	(240)
Consolidated	$77,559		$74,490		$(26,199)	$(21,301)

(1)	Excludes discontinued operations.
(2)

Principally the sales ($87,182,000 and $36,257,000 for the nine months ended March 31, 2007 and 2006, respectively) by ECD to United Solar Ovonic of the solar PV module machinery and equipment which is eliminated in consolidation. The ECD revenues, excluding primarily the aforementioned sales to United Solar Ovonic, were $4,023,000 and $4,207,000 for the nine months ended March 31, 2007 and 2006, respectively.